EXHIBIT 99.1

Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625

NEWS RELEASE

Contact: Joseph Tesoriero

Phone: (818) 879-6900

Beth Potillo

Phone: (818) 879-6733

DOLE FOOD COMPANY, INC. ANNOUNCES

SECOND QUARTER 2011 RESULTS

WESTLAKE VILLAGE, California – July 28, 2011 – Dole Food Company, Inc. today announced its financial and operating results for the second quarter ended June 18, 2011. Adjusted EBITDA increased 36% to $153 million compared to $113 million in the second quarter of 2010. GAAP income from continuing operations for the second quarter of 2011 was $83 million, or $0.94 per share, compared to $34 million, or $0.38 per share, in the second quarter of 2010. Comparable Income from continuing operations for the second quarter of 2011 was $86 million, or $0.98 per share, compared to $44 million, or $0.50 per share, in the second quarter of 2010 (see Exhibit 2).

For the first half of 2011, Adjusted EBITDA increased 31% to $259 million. For the first half of fiscal 2011, GAAP income from continuing operations increased $29 million to $85 million, which represented a 50% increase to $0.96 per share. Comparable Income for the first half of 2011 increased $72 million to $131 million, which represented an increase of $0.82 per share to $1.49 per share (see Exhibit 2).

David A. DeLorenzo, Dole’s President and CEO said, “We are extremely pleased with the continued improvement of our financial results in the second quarter, with operating income rising 52% to $122 million and Adjusted EBITDA increasing 36% to $153 million. Each of our operating segments benefitted from improved pricing and higher volumes, and in addition our fresh fruit segment also benefitted from our restructuring program. While first half performance was well ahead of plan, our third quarter earnings are expected to be below last year, due to the container settlement we received in 2010, and lower banana prices in Europe thus far this summer. For the full year 2011, we continue to expect significant improvement of our earnings as compared to 2010.”

Selected Financial Data (Unaudited)

	0000000	0000000	0000000	0000000
	Quarter Ended		Half Year Ended
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010
	(In millions)
Revenues	$1,916	$1,741	$3,602	$3,347
Operating income	122	80	201	139
Adjusted EBITDA	153	113	259	198
Comparable Income	86	44	131	59

Reconciliation of Net income to EBIT before discontinued operations and Adjusted EBITDA (Unaudited):

	Quarter Ended		Half Year Ended
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010
	(In millions)
Net income	$83	$33	$85	$56
Discontinued operations, net	(1)	-	(1)	-
Interest expense	35	37	71	78
Income taxes	14	9	19	12

Earnings before interest, taxes and discontinued operations (“EBIT before disc. ops”)	131	79	174	146
Depreciation and amortization	24	24	47	50
Net unrealized loss on derivative instruments	3	12	33	16
Net gain on long-term Japanese yen hedges	(5)	-	(4)	-
Foreign currency exchange (gain) loss on vessel obligations	-	-	2	(5)
Net unrealized (gain) loss on foreign denominated instruments	-	(1)	7	(6)
Gains on asset sales	-	(1)	-	(3)

Adjusted EBITDA	$153	$113	$259	$198

See “Non-GAAP Measurements” below for discussion of EBIT before discontinued operations and Adjusted EBITDA.

Revenues

Revenues increased 10% to $1.9 billion during the quarter ended June 18, 2011, as compared to the second quarter of 2010. Fresh fruit revenues increased 12% as a result improved global banana markets. In addition, favorable foreign currency exchange movements in Europe and Japan benefitted revenues. Packaged foods revenues increased 9% primarily due to higher pricing worldwide as well as higher volumes sold in North America and Asia. Fresh vegetables revenues increased 4% as a result of improved pricing and higher volumes sold of packaged salads.

Adjusted EBITDA

Adjusted EBITDA increased 36% or $40 million to $153 million in the second quarter of 2011 as compared to the second quarter of 2010. Fresh fruit Adjusted EBITDA increased due to improved performance in Dole’s banana operations primarily as a result of improved global banana markets as well as lower shipping and distribution costs in Europe resulting from the 2010 restructuring initiatives. These improvements were partially offset by higher fruit costs worldwide, higher shipping costs in North America and Asia, as well as $5.9 million of restructuring charges. Packaged foods Adjusted EBITDA increased primarily due to higher pricing partially offset by higher product, selling, marketing and general and administrative expenses. Fresh vegetables Adjusted EBITDA decreased as a result of higher product costs in the fresh-packed vegetables business. In addition, packaged salads results were slightly lower as higher raw material costs were partially offset by improved pricing.

Cash and Debt (Unaudited)

	00000000	00000000
	June 18, 2011	January 1, 2011
Cash:	(In millions)
Cash and cash equivalents*	$245	$180

Total Debt:
Revolving credit facility	$-	$-
Term loan facilities	811	830
Senior Notes and Debentures	697	697
Other debt, net of debt discount	73	76

Total Debt	$1,581	$1,603

Net Debt	$1,336	$1,423

*	includes $6 million and $10 million of restricted cash at June 18, 2011 and January 1, 2011, respectively.

Segment Information (Unaudited)

	00000000	00000000	00000000	00000000
	Quarter Ended		Half Year Ended
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010
Revenues from external customers:	(In millions)
Fresh fruit	$1,365	$1,224	$2,540	$2,347
Fresh vegetables	279	268	525	499
Packaged foods	272	249	537	501

	$1,916	$1,741	$3,602	$3,347

	Quarter Ended		Half Year Ended
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010
EBIT:	(In millions)
Fresh fruit EBIT	$110	$68	$177	$111
Fresh vegetables EBIT	3	7	15	18
Packaged foods EBIT	26	25	38	54

Total operating segments	139	100	230	183
Corporate:
Unrealized loss on cross currency swap	-	(11)	(4)	(14)
Net gain (loss) on long-term Japanese yen hedges	5	-	(23)	-
Net unrealized gain (loss) on foreign denominated instruments	-	2	(6)	6
Operating and other expenses	(13)	(12)	(23)	(29)

Corporate	(8)	(21)	(56)	(37)

Total EBIT before disc. ops.	$131	$79	$174	$146

See Exhibit 1 for further detailed information on the fresh fruit and packaged foods segments.

Conference Call

Dole will hold a conference call for investors to discuss its results at 4:45 p.m. EDT today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 1-800-573-4754 in the United States and 1-617-224-4325 from international locations and providing the conference code 27870559. A replay of the call will be available until August 11, 2011. To access the telephone replay, dial 1-888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 19993507. A replay of the webcast will be available online at www.dole.com as soon as possible.

Non-GAAP Measurements

EBIT before discontinued operations, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT before discontinued operations is calculated from net income by adding interest expense and income tax expense, and subtracting income from discontinued operations, net of income taxes, and gain on disposal of discontinued operations, net of income taxes. Adjusted EBITDA is calculated from EBIT before discontinued operations by: (1) adding depreciation and amortization; (2) adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges and the cross currency swap which do not have a more than insignificant financing element present at contract inception; (3) adding the net loss or subtracting the net gain on the long-term Japanese yen hedges; (4) adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations; (5) adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments; and (6) subtracting the gain on asset sales. Due to the fact that the long-term Japanese yen hedges had more than an insignificant financing element at inception, the liability is treated similar to a debt instrument and the associated cash flows are classified as a financing activity. As a result, both the realized and unrealized gains and losses related to these hedges are subtracted from or added back to EBIT before discontinued operations when calculating Adjusted EBITDA. Comparable Income (loss) from continuing operations is calculated from income (loss) from continuing operations by adding charges for restructuring and long-term receivables, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges and the cross currency swap, net of income taxes, adding the net loss or subtracting the net gain on the long-term Japanese yen hedges, net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, and subtracting gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash and cash equivalents.

EBIT before discontinued operations, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT before discontinued operations, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included these three measures herein because management believes that they are useful performance measures for Dole and are frequently used by securities analysts, investors and others in the evaluation of Dole.

Dole, with 2010 net revenues of $6.9 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole's financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 (Unaudited)

Fresh fruit and packaged foods EBIT were impacted by unrealized non-cash foreign currency exchange gains and losses. Fresh fruit EBIT was also impacted by charges for restructuring and gains on asset sales. These items are detailed in the tables below.

	000000	000000	000000	000000
	Quarter Ended		Half Year Ended
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010
Fresh Fruit	(In millions)
Revenues	$1,365	$1,224	$2,540	$2,347

EBIT:
Fresh fruit products	$117	$69	$188	$106
Charges for restructuring and long-term receivables	(6)	-	(9)	(1)
Unrealized loss on foreign currency and fuel hedges	(1)	(1)	-	(2)
Net unrealized loss on foreign denominated instruments	-	(1)	-	-
Foreign currency exchange gain (loss) on vessel obligations	-	-	(2)	5
Gains on asset sales	-	1	-	3

Total Fresh Fruit EBIT	$110	$68	$177	$111

	Quarter Ended		Half Year Ended
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010
Packaged Foods	(In millions)
Revenues	$272	$249	$537	$501

EBIT:
Packaged foods products	$27	$25	$40	$54
Unrealized loss on foreign currency	(1)	-	(1)	-
Unrealized loss on foreign denominated instruments	-	-	(1)	-

Total Packaged Foods EBIT	$26	$25	$38	$54

Exhibit 2 - Reconciliation of Income from continuing operations to Comparable Income from continuing operations (Unaudited):

	000000	000000	000000	000000
	Quarter Ended
	June 18, 2011		June 19, 2010

	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations	$83	$0.94	$34	$0.38
Net unrealized loss on derivative instruments, net of income taxes[1]	2	0.03	12	0.14
Net gain on long-term Japanese yen hedges, net of income taxes[2]	(5)	(0.06)	-	-
Charges for restructuring and long-term receivables, net of income taxes[2]	6	0.07	-	-
Net unrealized gain on foreign denominated instruments, net of income taxes[2]	-	-	(1)	(0.01)
Gain on asset sales, net of income taxes[2]	-	-	(1)	(0.01)

Comparable Income from continuing operations	$86	$0.98	$44	$0.50

[1] Income tax expense for the quarter ended June 18, 2011 was $0.1 million and for the quarter ended June 19, 2010 there was no tax impact. [2] There was no income tax impact for this reconciling item.
	Half Year Ended
	June 18, 2011		June 19, 2010

	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations	$85	$0.96	$56	$0.64
Net unrealized loss on derivative instruments, net of income taxes[1]	32	0.37	16	0.18
Net gain on long-term Japanese yen hedges, net of income taxes[2]	(4)	(0.05)	-	-
Charges for restructuring and long-term receivables, net of income taxes[2]	9	0.10	1	0.01
Foreign currency exchange (gain) loss on vessel obligations, net of income taxes[2]	2	0.03	(5)	(0.06)
Net unrealized (gain) loss on foreign denominated instruments, net of income taxes[2]	7	0.08	(6)	(0.07)
Gain on asset sales, net of income taxes[3]	-	-	(3)	(0.03)

Comparable Income from continuing operations	$131	$1.49	$59	$0.67

[1]	Income tax expense for the half year ended June 18, 2011 was $0.4 million and for the half year ended June 19, 2010 there was no tax impact.
[2]	There was no income tax impact for this reconciling item.
[3]	There was no income tax effect for the half year ended June 18, 2011 and for the half year ended June 19, 2010 income tax expense was $0.2 million.